Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:

Company:	Investor Relations:
Douglas J. Malone Chief Financial Officer Phone: (607) 378-4140	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Hardinge Reports Second Quarter 2014 Results

ELMIRA, N.Y., August 7, 2014 - Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, reported financial results for its second quarter ended June 30, 2014. 2013 comparative results include the Forkardt operations (“Forkardt”) since acquired on May 9, 2013.

Net sales (“sales”) for the quarter were $79 million, comparable with the prior year’s second quarter. Orders for the quarter increased to $80 million, compared with $77 million in the prior year.

Net income from continuing operations was $1.3 million, or $0.11 per diluted share for the quarter, compared with $2.1 million, or $0.18 per diluted share, in the prior year’s second quarter.

Richard L. Simons, Chairman, President and Chief Executive Officer, commented, “Our results for the quarter were in line with our expectations, given the modest growth environment in our global machine tool markets. We are especially encouraged by our sequential performance in China, where we believe we continue to gain market share. Demand for our products has been particularly successful in that market, positioning us well, supported by our strong and growing customer support and manufacturing organization there.”

Quarterly Sales by Region ($ in thousands)
	Quarter Ended
	June 30, 2014		June 30, 2013		March 31, 2014
Sales to Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	25,029	32%	26,116	(4)%	23,203	8%
Europe	25,370	32%	23,284	9%	25,305	—%
Asia	28,452	36%	29,955	(5)%	22,342	27%
Total	78,851		79,355	(1)%	70,850	11%

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Hardinge Reports Second Quarter 2014 Results
August 7, 2014

Second Quarter Review

Fluctuations in Hardinge’s consolidated sales among geographic locations and industries can vary from quarter to quarter based on the timing and magnitude of orders and projects. Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends. Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

Improved sales in Europe benefited from the full quarter of the Forkardt acquisition. This was partially offset by reductions in the Company’s North American and Southeast Asian markets, leading to comparable consolidated sales relative to the prior year’s second quarter. Forkardt contributed $9.5 million of sales in the second quarter of 2014, compared with $5.1 million in the prior-year quarter.

Gross profit of $22.0 million declined $0.8 million compared with the prior-year period. Gross margin as a percent of sales was 27.9% compared with 28.7% in the second quarter of 2013, and improved from 27.1% in the trailing first quarter. Lower machine production and resulting under absorption of costs at certain facilities was the primary driver unfavorably impacting gross margin compared with the prior year.

Selling, general and administrative (“SG&A”) expense increased by $0.2 million compared with the prior-year period to $20.1 million, or 25.5% of sales. The increase included $0.3 million of incremental SG&A associated with the Forkardt businesses, partially offset by cost containment in the Company’s organic business.

Operating income was $1.6 million compared with $2.7 million in the prior-year period, impacted primarily by lower gross margin and slightly lower sales. Operating margin as a percent of sales was 2.1%.

Year-to-Date Sales by Region ($ in thousands)
	Period Ended
	June 30, 2014		June 30, 2013
Sales to Customers in	$	% of Total	$	Year-over-Year % Change
North America	48,232	32%	50,964	(5)%
Europe	50,675	34%	44,280	14%
Asia	50,794	34%	51,330	(1)%
Total	149,701		146,574	2%

First Half 2014 Review

Sales for the six-month period ended June 30, 2014 were $149.7 million, up by $3.1 million or 2%, from $146.6 million in the prior-year period. Incremental sales from the Forkardt acquisition were partially offset by the impact of subdued order activity during 2013, which affected 2014 sales.

Gross profit was $41.2 million, compared with $41.7 million in the prior-year period. Gross profit as a percentage of sales was 27.5% in the first half of 2014, a 1.0 percentage point decrease from the first half of 2013. Gross profit was negatively impacted by lower machine production, which resulted in certain factories experiencing under absorption of fixed costs.

SG&A expense for the first six months of 2014 was $39.3 million, up $1.0 million compared with the prior-year period. Higher SG&A expense reflects incremental SG&A from the Forkardt acquisition and the unfavorable impact of foreign currency fluctuations, partially offset by the prior-year change in the Company's sales distribution in the United Kingdom and lower costs in the Company's organic business. As a percentage of sales, SG&A was 26.2% in the first half of 2014 compared with 26.1% in the first half of 2013.

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Hardinge Reports Second Quarter 2014 Results
August 7, 2014

Income from operations was $1.3 million for the first half of 2014, impacted by lower gross margin and higher SG&A expenses compared with the prior-year period. Operating margin as a percent of sales was 0.9% for the first six months of 2014.

Net income from continuing operations for the first half of 2014 was $0.7 million, or $0.05 per diluted share, compared with $2.1 million, or $0.18 per diluted share, in the 2013 period.

Strong Balance Sheet Provides Flexibility for Strategic Investments

Cash and cash equivalents at June 30, 2014 were $22.3 million. Total debt was $19.1 million, a reduction of $7.5 million from December 31, 2013 levels. Through August 1, 2014 the Company raised $14.6 million from the sale of 1,014,252 of Hardinge shares under its at-the-market program which was authorized for a one year period by the Company’s Board of Directors in August 2013 and expires on August 8, 2014.

Cash provided by operations was $0.4 million in the first half of 2014. Capital expenditures were $1.1 million in the first half of 2014, and are expected to be in the $3 million to $5 million range for the year, primarily for general maintenance purposes.

Orders by Region ($ in thousands)
	Quarter Ended
	June 30, 2014		June 30, 2013		March 31, 2014
Orders from Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	27,166	34%	24,891	9%	24,361	12%
Europe	23,101	29%	21,171	9%	28,437	(19)%
Asia	29,830	37%	31,045	(4)%	28,241	6%
Total	80,097		77,107	4%	81,039	(1)%

	Six Months Ended
	June 30, 2014		June 30, 2013
Orders from Customers in	$	% of Total	$	Year-over-Year % Change
North America	51,527	32%	42,339	22%
Europe	51,538	32%	43,996	17%
Asia	58,071	36%	57,543	1%
Total	161,136		143,878	12%

Net orders (“orders”) during the quarter were $80.1 million, reflecting improvement over the prior-year period. The full quarter of orders from the Forkardt acquisition was the primary driver of order growth during the quarter. Year-to-date orders of $161.1 million reflect 12% improvement over the prior-year period, primarily due to incremental orders from Forkardt as well as strengthened levels in North America. The Company’s order backlog at June 30, 2014 was $102.9 million.

2014 Expectations

Mr. Simons noted, “Having attained an order level exceeding $80 million for the second consecutive quarter positions us well as we progress through 2014. Demand for our products in China has been favorable, especially in support of the growing automotive and aerospace industries. While the climate in Europe is showing signs of improvement, orders for our long lead time machines did not continue their momentum from the first quarter. Our machine sales performance in the U.S. market has fallen short of our expectations, but we look forward to the upcoming International Manufacturing Technology Show to be held in Chicago in September, where we will be introducing several new machine models. I am confident that these new products will stimulate interest and generate incremental order activity."

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Hardinge Reports Second Quarter 2014 Results
August 7, 2014

"Due to timing of orders, we have tempered our shipment expectations for 2014, and our current outlook is for sales approximately 3% below 2013. However, as we look forward to 2015, we are very encouraged by our pipeline of order prospects as well as our scheduled new product introductions," he concluded.

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. ET. During the conference call and webcast, Richard L. Simons, Chairman, President and CEO, and Douglas J. Malone, Vice President and CFO, will review the financial and operating results for the quarter and year, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at www.hardinge.com/ir/events.

The conference call can be accessed by calling (315) 625-6888. The listen-only audio webcast can be monitored at www.hardinge.com/ir/events.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Thursday, August 14, 2014. To listen to the archived call, dial (404) 537-3406 and enter conference ID number 79639676. Alternatively, the archive can be heard on the Company’s website at www.hardinge.com/ir/events. A transcript will also be posted to the website, once available.

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard to machine metal parts and of technologically advanced workholding accessories.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces.  With approximately 67% of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com.

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management's current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. The Company's actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW.

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Hardinge Reports Second Quarter 2014 Results
August 7, 2014

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Sales	$78,851	$79,355	$149,701	$146,574
Cost of sales	56,890	56,588	108,520	104,834
Gross profit	21,961	22,767	41,181	41,740
Gross profit margin	27.9%	28.7%	27.5%	28.5%

Selling, general and administrative expenses	20,133	19,963	39,253	38,208
Other expense, net	192	139	583	415
Income from operations	1,636	2,665	1,345	3,117
Operating margin	2.1%	3.4%	0.9%	2.1%

Interest expense	155	311	398	516
Interest income	(12)	(14)	(32)	(29)
Income from continuing operations before income taxes	1,493	2,368	979	2,630
Income taxes	144	312	301	534
Net income from continuing operations	1,349	2,056	678	2,096

Gain from disposal of discontinued operation and income from discontinued operations, net of tax	—	209	218	209

Net income	$1,349	$2,265	$896	$2,305

Per share data:

Basic earnings per share:
Continuing operations	$0.11	$0.18	$0.05	$0.18
Discontinued operations	—	0.01	0.02	0.02
Basic earnings per share	$0.11	$0.19	$0.07	$0.20

Diluted earnings per share:
Continuing operations	$0.11	$0.18	$0.05	$0.18
Discontinued operations	—	0.01	0.02	0.02
Diluted earnings per share	$0.11	$0.19	$0.07	$0.20

Cash dividends declared per share:	$0.02	$0.02	$0.04	$0.04

Weighted avg. shares outstanding: Basic	12,715	11,663	12,607	11,662
Weighted avg. shares outstanding: Diluted	12,820	11,754	12,709	11,749

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Hardinge Reports Second Quarter 2014 Results
August 7, 2014

HARDINGE INC. AND SUBSIDIARIES
 Consolidated Balance Sheets
(in thousands, except per share data)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Cash and cash equivalents	$22,290	$34,722
Restricted cash	3,469	4,124
Accounts receivable, net	55,301	57,137
Inventories, net	119,330	114,064
Other current assets	11,731	11,563
Total current assets	212,121	221,610

Property, plant and equipment, net	71,898	74,656
Goodwill	11,624	10,002
Other intangible assets, net	32,425	32,063
Other non-current assets	6,543	5,852
Total non-current assets	122,490	122,573
Total assets	$334,611	$344,183

Liabilities and shareholders’ equity
Accounts payable	$27,968	$24,418
Accrued expenses	23,050	26,346
Customer deposits	12,287	15,166
Accrued income taxes	180	830
Deferred income taxes	2,650	2,569
Contingent consideration	1,500	7,500
Current portion of long-term debt	3,468	7,850
Total current liabilities	71,103	84,679

Long-term debt	15,636	18,785
Pension and postretirement liabilities	27,778	28,188
Deferred income taxes	5,063	4,968
Other liabilities	3,913	3,775
Total non-current liabilities	52,390	55,716
Commitments and contingencies
Common stock ($0.01 par value, 20,000,000 authorized; 12,825,468 issued and outstanding as of June 30, 2014, and 12,472,992 issued and outstanding as of December 31, 2013)	128	125
Additional paid-in capital	120,381	114,951
Retained earnings	91,325	90,937
Treasury shares (at cost, none as of June 30, 2014, and 75,125 as of December 31, 2013)	—	(806)
Accumulated other comprehensive loss	(716)	(1,419)
Total shareholders’ equity	211,118	203,788
Total liabilities and shareholders’ equity	$334,611	$344,183

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Hardinge Reports Second Quarter 2014 Results
August 7, 2014

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2014	2013
	(Unaudited)
Operating activities
Net income	$896	$2,305
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,049	4,350
Debt issuance costs amortization	23	34
Provision for deferred income taxes	207	(20)
Gain on sale of assets	(92)	(11)
Gain on sale of Forkardt Switzerland	(218)	—
Unrealized intercompany foreign currency transaction loss	318	67
Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	1,945	1,263
Inventories	(4,672)	311
Other assets	728	(49)
Accounts payable	3,548	(1,174)
Customer deposits	(2,853)	3,901
Accrued expenses	(4,619)	(8,771)
Accrued pension and postretirement liabilities	93	(197)
Net cash provided by operating activities	353	2,009

Investing activities
Acquisition of business, net of cash acquired	(3,533)	(34,250)
Capital expenditures	(1,124)	(1,627)
Proceeds from disposal of business	218	—
Proceeds on sales of assets	122	102
Net cash used in investing activities	(4,317)	(35,775)

Financing activities
Payment of contingent consideration	(6,000)	—
Proceeds from short-term notes payable to bank	6,204	32,458
Repayments of short-term notes payable to bank	(6,204)	(26,674)
Proceeds from long-term debt	—	23,000
Repayments of long-term debt	(7,585)	(1,432)
Dividends paid	(503)	(467)
Net proceeds from sale of common stock	5,678	—
Other financing activities	—	(667)
Net cash (used in) provided by financing activities	(8,410)	26,218

Effect of exchange rate changes on cash	(58)	(591)
Net decrease in cash	(12,432)	(8,139)

Cash and cash equivalents at beginning of period	34,722	26,855

Cash and cash equivalents at end of period	$22,290	$18,716

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